Exhibit 8.1

List of Significant Consolidated Entities of Noah Holdings Limited*

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Noah Upright Fund Distribution Co., Ltd.	November 18, 2003	PRC	100%
Shanghai Noah Investment (Group) Co., Ltd.	August 24, 2007	PRC	100%
Glory insurance (Hong Kong) Limited (formerly known as “Noah Insurance (Hong Kong) Limited”)	January 3, 2011	Hong Kong	100%
Ark Group Holdings (Hong Kong) Limited (formerly known as “Noah Holdings (Hong Kong) Limited”)	September 1, 2011	Hong Kong	100%
Gopher Capital GP Limited	May 11, 2012	Cayman Islands	100%
Wuhu Fangtiao Technology Co., Ltd.	November 28, 2019	PRC	100%
Shanghai Nuohong Real Estate Co., Ltd.	May 30, 2013	PRC	100%
Ark Group International (Hong Kong) Limited (formerly known as “Noah International (Hong Kong) Limited”)	January 7, 2015	Hong Kong	100%
Gopher Asset Management Co., Ltd.	February 9, 2012	PRC	Controlled under the Contractual Arrangement
Shanghai Gopher Asset Management Co., Ltd.	December 14, 2012	PRC	Controlled under the Contractual Arrangement
Shanghai Gopher Massa Asset Management Co., Ltd.	June 29, 2015	PRC	Controlled under the Contractual Arrangement

*	Other consolidated entities of Noah Holdings Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.